Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert or Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

Coast Distribution System Reports Improved Third Quarter Results

Sales Increase 4.3%, Earnings Improve 28.4% Versus Last Year’s Third Quarter

MORGAN HILL, Calif., November 8, 2005 — The Coast Distribution System, Inc. (AMEX: CRV), one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, today announced improved sales and earnings for the third quarter ended September 30, 2005 compared with the same period last year.

Despite an overall decline in the sales of recreational vehicles, the Company improved sales by 4.3 percent and increased net earnings by 28.4 percent compared with the third quarter 2004. Coast said the sales increase was due to market share growth of its sourced, proprietary products in the marine and RV markets, both of which have been negatively affected by higher interest rates, higher fuel prices and lower consumer confidence.

The Company reported net earnings of $1.7 million, or $0.36 per diluted share, on net sales of $45.4 million for the third quarter of 2005, compared with net earnings of $1.3 million, or $0.27 per diluted share, on net sales of $43.5 million for the same period of last year.

“We did well, despite the difficult market conditions,” Coast Chairman and CEO Thomas R. McGuire said. “We continue to contain costs, add market share and buy back shares. We recently completed the relocation of a distribution center in California to a larger facility, helping us to increase the number of proprietary branded products we can source overseas.

“Though this relocation will affect our gross margin in the short term, we expect this move to help us grow sales and profitability over the long term. During the quarter, we improved sales while cutting SG&A expenses by 5.25 percent, though our gross margin was slightly less than it was for the same period of last year.”

For the nine months ended Sept. 30, 2005, Coast reported net earnings of $4.8 million, or $1.01 per diluted share, on net sales of $147.0 million, compared with net earnings of $5.4 million, or $1.12 per diluted share, on net sales of $144.4 million for the same period of last year.

The Coast Distribution System Reports Third Quarter 2005 Operating Results

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-K/A, and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2004 Annual Report, whether as a result of new information, future events or otherwise.

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The Coast Distribution System Reports Third Quarter 2005 Operating Results

THE COAST DISTRIBUTION SYSTEM, INC.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited)

	Sept. 30, 2005	Sept. 30, 2004
	(In thousands)
Cash	$650	$1,202
Accounts receivable	15,213	14,635
Inventories	38,391	41,157
Other current assets	1,837	2,812

Total current assets	56,091	59,806
Property and equipment	2,015	2,167
Other Assets	750	690

	$58,856	$62,663

Accounts payable	$4,695	$6,741
Other current liabilities	3,198	4,388

Total current liabilities	7,893	11,129
Long-term obligations	19,120	22,501
Shareholders’ Equity	31,843	29,033

	$58,856	$62,663

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF EARNINGS

	Three Months Ended Sept. 30,
	2005	2004
	(Dollars in thousands)
Net sales	$45,419	$43,519
Gross profit	$8,585	$8,370
Selling, general and administrative expense	$5,635	$5,947
Operating income	$2,950	$2,423
Net earnings	$1,674	$1,303
Earnings per share – diluted	$0.36	$0.27
Shares used in diluted earnings per share calculation	4,642,402	4,862,210

	Nine Months Ended Sept. 30,
	2005	2004
	(Dollars in thousands)
Net sales	$147,033	$144,357
Gross profit	$28,322	$29,084
Selling, general and administrative expense	$19,423	$19,225
Operating income	$8,899	$9,859
Net earnings	$4,803	$5,405
Earnings per share – diluted	$1.01	$1.12
Shares used in diluted earnings per share calculation	4,778,164	4,841,009